Exhibit 99.2

CORPORATE PARTICIPANTS
Mark A. Augusti Conformis, Inc. - CEO, President & Director
Robert S Howe Conformis, Inc. - CFO & Treasurer

CONFERENCE CALL PARTICIPANTS
Kyle William Rose Canaccord Genuity Corp., Research Division - Senior Analyst
Lilia-Celine Breton Lozada JP Morgan Chase & Co, Research Division - Research Analyst
Ryan Benjamin Zimmerman BTIG, LLC, Research Division - Director & Medical Technology Analyst
Steven Michael Lichtman Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

PRESENTATION
Operator
Good afternoon. My name is Sarah. I will be your conference operator today. At this time, I would like to welcome everyone to Conformis' Fourth Quarter and Full Year 2019 Earnings Conference call. (Operator Instructions)

Before we begin, I would like to remind you that Conformis management will make statements during this call that include forward-looking statements within the meaning of federal securities law, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this call that are not statements of historical facts should be considered to be forward-looking statements. All forward-looking statements include, without limitations, statements of our Conformis strategy, future operations, future financial positions and results, gross margin, product margin, operating trends, financial guidance, market growth, total revenue and revenue mix by product and geography. The anticipated timing of the limited launch of our hip product offering, the potential impact and advantages of using customized implants, business initiatives and positions in our commercial operations are based upon current estimates and various assumptions. These statements involve material risks and uncertainties that could cause actual results or events to materially differ from those anticipated or implied by these forward-looking statements, including those discussed in the Risk Factors section of Conformis' public filings with the U.S. Securities and Exchange Commission.

Accordingly, you should not place undue reliance on these forward-looking statements. While Conformis may elect to update these forward-looking statements at some point in the future, Conformis disclaims any obligation except as required by law, to update or revise any financial projections and forward-looking statements, whether because of new information, future events or otherwise. This conference call contains time-sensitive information and is accurate only as of this live broadcast today, March 2, 2020.I will now turn the call over to Mark Augusti, Conformis' President and Chief Executive Officer. Mark?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Thank you, Sarah, and welcome, everyone, to Conformis' fourth quarter and year ended 2019 earnings conference call. With me on the call today is our new CFO, Bob Howe; and our former interim CFO, Fred Driscoll.

During the call, we will share prepared remarks on a variety of topics, including our fourth quarter financial and operating performance. Following the prepared remarks, as always, we look forward to answering your questions. Just a quick reminder and note that on January 14, 2020, we preannounced our revenue numbers for Q4 in 2019 full year. Those revenue results remain the same and unchanged in our formal announcement today. From a commercial perspective, we had a challenging fourth quarter in 2019, as anticipated. Our U.S. business was impacted by Aetna coverage denials among our surgeon user base and challenges within our product portfolio. U.S. headwinds that we have discussed in the past. However, I am pleased to report that our international business returned to positive growth in the quarter. This was due to the continued success we have had in opening new markets and targeting the higher end private segment in those markets. Operationally, we had another good quarter of expense management as we balanced overall expenses while maintaining our commitment to new product development programs. And though our gross margin was flat versus prior year, we did realize a sequential quarterly improvement of 450 basis points. I want to take a moment to highlight a few of the significant events we had in Q4 before we turn to the more detailed financial review.

First, we are pleased to welcome Bob Howe as our new Chief Financial Officer. Bob comes to us with more than 20 years of progressive experience of public medical device companies and roles that encompass financial planning and analysis, financial reporting and business strategy. Most recently, he spent nearly 5 years at NxStage Medical as VP of Finance and Corporate Controller, responsible for Corporate FP&A, external financial reporting, manufacturing, finance, shared service functions, tax and treasury. He also led all aspects of financial controls and external audit activities. I'm confident that Bob's experience, including 17 years at Boston Scientific in various finance roles has prepared him well to succeed in this role here at Conformis.

Second, we hired a new Senior Vice President of Operations, Gary Maingot. Gary Maingot is a senior executive of more than 25 years of progressive experience within the medical device industry. Immediately prior to joining Conformis, Gary served as Spinal Elements for 3 years as Executive Vice President of Operations, responsible for manufacturing, supply chain, distribution and customer service. Gary also served in various operational roles at Biomet, J&J and Boston Scientific.

Lastly, we received FDA clearance of our Conformis Hip System, which positions us well for a full year of revenue growth in this large market segment. As we made and continue to make good progress on our strategic development partnership with Stryker, including achieving the first development milestone that included a $2 million payment.

Let me now turn the call over to Bob for a more detailed financial review. Bob?

Robert S Howe Conformis, Inc. - CFO & Treasurer

Thanks, Mark, and thank you, everyone, for joining us. We reported fourth quarter revenue of $19.9 million, representing a decrease of 10% or $2.2 million year-over-year on a reported basis. Excluding the negative impact of foreign currency exchange rates of $86,000, revenue decreased 9% on a constant currency basis. Revenue in the fourth quarter of 2019 and 2018 includes royalty revenue of $158,000 and $145,000, respectively, related to patent license payments.

Fourth quarter product revenue was $19.7 million, representing a decrease of $2.2 million or 10% year-over-year on a reported and constant currency basis. Sales of iTotal CR, iDuo and iUni decreased $1.7 million to $11.8 million or 13% year-over-year on a reported basis and 12% on a constant currency basis. Sales of iTotal PS decreased $0.5 million to $7.3 million or 6% year-over-year on a reported and constant currency basis. iTotal PS represented approximately 37% of total product revenue in the fourth quarter of 2019 compared to approximately 36% for the same quarter last year.

Sales of our Conformis Hip System were $617,000, an increase of 11% year-over-year on both reported and constant currency basis. U.S. product revenue decreased $2.2 million to $17.2 million or 11% year-over-year. U.S. sales of our iTotal PS decreased 8% year-over-year, and the base business product lines decreased 14% year-over-year. These declines were partially offset by an increase in sales of our hip system. Fourth quarter U.S. product revenue represented 87% of total product revenue compared to 89% for the same quarter last year. Rest of world product revenue increased $12,000 to $2.5 million or flat year-over-year on a reported basis and up 4% on a constant currency basis. Product sales in several new countries contributed to the growth and helped offset continued reimbursement challenges in Germany.

I'll now move to a review of results across the rest of the P&L. Fourth quarter gross margin was 49% of revenue, which was flat to prior year. This was a sequential improvement from Q3 of 450 basis points. Total operating expenses decreased $3.8 million to $15.5 million or 20% year-over-year. This decrease in expense was driven by reductions in personnel costs and marketing programs as a part of a plan announced at the end of 2018 to reduce cash burn in 2019. In addition, selling costs were lower due to the decrease in revenue. Net loss was $5.4 million or $0.08 per share compared to net loss of $9.9 million or $0.16 per share for the same period last year.

Net loss per basic share calculations assume weighted average basic shares outstanding of $65.5 million for the fourth quarter of 2019 compared to $60.8 million for the same period last year. Net loss in the fourth quarter included foreign currency exchange income of $876,000 compared to foreign currency exchange expense of $630,000 in the same period last year.

Full year 2019. For the full year of 2019, we reported revenue of $77.4 million, representing a decrease of 14% or $12.4 million year-over-year on a reported basis and 13% on a constant currency basis. Total revenue includes royalty revenue of $0.8 million in 2019 and $11.2 million in 2018, of which $10.5 million came from the royalty settlement with Smith & Nephew in the third quarter.

Full year 2019 gross margin was 47% of revenue compared to 54% of revenue for 2018, a 700 basis point decrease driven primarily by the nonrecurring $10.5 million royalty settlement in the third quarter of 2018. Net loss was $28.5 million or $0.44 per share for 2019 compared to $43.4 million or $0.74 per share for 2018. As of December 31, 2019, we had cash and cash equivalents and investments totaling $26.4 million compared to $23.6 million as of December 31, 2018.

Turning to expectations for 2020, we have previously announced in our January 14 pre-release 2020 product revenue growth to be in the range of 3% to 6%. We anticipate that the Q1 revenue growth rates will approximate that of our fourth quarter. However, we expect that revenue growth will improve throughout the year as we gain momentum with the full launch of our hip system and anticipated full launch of our Identity knee system in the second half of 2020.

Additionally, we expect full year gross margin to improve to between 50% and 52%.

With that, let me turn the call back over to Mark

Mark A. Augusti Conformis, Inc. - CEO, President & Director

Thank you, Bob. Turning towards further comments, meaningful items in the quarter. Let me first start with the Aetna coverage. As disclosed previously, although Aetna updated its coverage policy in December of '19, chose not to modify its position with respect to Conformis custom products. We will continue to take steps to convince Aetna net to change its position with respect to Conformis products, but have assumed no change in their policy for our 2020 plans. We have the other 90% to 95% of the joint replacement market to go after, and we'll be focused on just that.

Regarding our team here at Conformis, I mentioned earlier, the additions of Bob Howe and Gary Maingot to the executive team. And we previously announced Eric Rickenbach as our SVP of Sales. I'm pleased to say that Eric has quickly come up to speed and has already relocated his family from Southern California to the Boston area. I'm also pleased to report that we successfully recruited the first 3 third-party distributors, who are the recipients of the first grants from our shareholder approved 2019 sales incentive plan. Eric has been laser-focused on the recruitment of new distribution talent and is quickly building a pipeline of potential additions. It's early days, but the trend is certainly in the right direction. Regarding our new product pipeline, a couple of comments there. There were a few significant milestones to report. First, regarding our Hip system, as we mentioned, we received FDA clearance and are now fully launched in the U.S. and actively training new surgeons. With this launch, Conformis is now fully operating as both the knee and hip company. The entire Conformis team remains excited about participating in the approximate $4 billion U.S. total hip market. Second, we have continued to engage more surgeons with the limited release of our iTotal Identity system. The early feedback is fantastic. We are on track to achieve full commercial launch of our Identity knee system in the second half, including the PS version of Identity. This system represents a significant upgrade on our existing system as it provides new and improved instrumentation, extended to the stem options and the more poly insert flexibility. We also continue to make progress on our cement-less knee offering with the successful validation labs being conducted over the last few months.

Finally, on our product pipeline with the continued move towards outpatient settings. We view our partnership with Stryker as being even more valuable and are pleased with our progress today. Indeed, as mentioned earlier, I'm pleased to report that we successfully achieved our first milestone in that strategic development program. We believe that all these additional product offerings will help propel our revenue growth in 2020 and beyond. Additionally, I would like to note that we recently announced our 100,000 knee as well as we achieved an ODEP 5A rating in the U.K. We are very proud of both of these accomplishments.

At this time, on behalf of our board, our shareholders and our employees, I would like to acknowledge and thank Fred Driscoll for his service as interim CFO. His leadership of our finance, IT and HR teams allowed for time to conduct a proper research and to successfully add our new CFO, Bob Howe to the team. Thank you, Fred, for your help.

With that, I'll turn the call back over to Sarah, our operator, and we'll take any questions.

QUESTIONS AND ANSWERS

Operator
(Operator Instructions) Our first question come from the line of Robbie Marcus with JPMorgan.

Lilia-Celine Breton Lozada JP Morgan Chase & Co, Research Division - Research Analyst
This is actually Lili on for Robbie. Can you talk a little bit about the impact you've seen so far from coronavirus and to what extent is this contemplated in your guidance 2020.

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes. Great question. Thank you, Lili. Hi, this is Mark. And as we anticipated, we might get some questions around that. So a couple of things to point out. First off, as you know, our business is more highly concentrated in the U.S. than most of our competitors. So I don't think we're as exposed from a revenue standpoint as far as surgeries and whatnot. So we're not seeing anything, at least in our signals at this point. That being said, it's too early to state with complete confidence, what the impact could be because there could be a turn for the worst, for sure. But obviously, not having revenue in China, the biggest impacted country at this point, it's not much of an issue for us. Obviously, time will tell as we know how the U.S. will play out. The last -- the next piece on this is to think about the supplier piece because we all know we have long supply times. We've been doing questions to our suppliers and doing checks with all of them. Right now, we don't see any risk as far as we can tell to our raw materials and some of our supply is in-house, a little bit longer lead times coming out on consumables, like masks and gowns that are part of our clean process, but nothing that should pose a huge risk for our business at this point. So I hope that answers the question. But at this point, I'd say the risk is minimal, but we're being highly diligent and continue to monitor the situation.

Lilia-Celine Breton Lozada JP Morgan Chase & Co, Research Division - Research Analyst
Great. And one more quick one. I think this is the second quarter in a row, we've seen a slowdown in iTotal PS sales, what's the main driver of this? Is it Aetna and some of the other challenges that the whole business has been facing? Or is there something specific here that caused these results? And what's your outlook for this in 2020?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes, no. So on that, it's the headwinds. I think you're right. We've seen certainly a slowdown and -- but it it's really just those headwinds we talked about in the business. So it's the -- there's more interest in cement-less. We don't have that offering that tends to be more of a CR offering. So some of our PS surgeons would move to that. There's obviously the robotic trialing that's going on. It's not having the stem extensions, Identity, not having the PS Identity. So unfortunately, PS will be a little delayed as we come out with Identity, like we said in the second half, but we expect to get growth back in PS. But there's nothing product performance related. It's just really about the market and the portfolio, which are headwinds I've discussed in the past.

Operator
Our next question comes from the line of Kyle Rose with Canaccord.

Kyle William Rose Canaccord Genuity Corp., Research Division - Senior Analyst
I just wondered if we could talk a little bit more about guidance and just maybe what it assumes with respect to the performance in the underlying business unit. I know you talked about the first quarter should look similar to what the growth rate we saw in the fourth quarter, but maybe just help us understand how you're thinking and contemplating the hip launch or full commercialization in 2020? And then how we should think about the other 2 knee business units trending from a revenue growth or market share loss perspective?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Sure. Hi, Kyle, this is Mark. So this is thematically how I think about it. And as you know, there's going to be a little bit of a range here. But I think, right now, like we said, we're looking to make a slow march to improvement. I think the Q1, we feel we're looking, and we feel good about sort of flat, maybe slightly improved growth performance. So Q1 is going to be like it is. But as we get more Identity sets out there in the knee business. As we get limited launch of cement-less cover coming in. We're going to see an improvement in our knee business. And it's tough to say exactly what the range is. But the way I'm thinking about it is we'll see a sequential growth improvement quarter-to-quarter with obviously a back half improvement. And then -- and so though we're starting -- so in the sense that we started to gain a little slow. We're going to finish strong. So I'm feeling kind of on balance. We kind of maybe full year sort of flattish on the knee. The real wildcard is the hip. We just did 11% growth on the hip, granted it's in small numbers. But we're training surgeons significantly, as we said in the commentary at start. We're putting new uses onto the hip. We're fully launched so yes, we have some more instrument trays and stuff to get out there, but it's fully launched and available for sale. And the hip is the wildcard. If the hip is higher than and better than expected that puts us over the top to the higher end of that range, Kyle. And if we have sort of a more modest sort of growth but certainly growth on a full year basis from hip that puts us shades us towards the lower end of that range. That's our best thinking, but that hopefully helps you with the phasing.

Kyle William Rose Canaccord Genuity Corp., Research Division - Senior Analyst
Very helpful. And then similar question just for Bob on the P&L. I mean, how do you think about operating guidance, understand gross margins, when we think about cash burn and just operating spend for the year. What are your expectations there?

Robert S Howe Conformis, Inc. - CFO & Treasurer
Yes. So we're not specifically guiding on operating expense as a line item, but maybe I can help on a cash burn basis. So from a quarterly cash burn, obviously, that will vary based on activity and events. But on average, we're anticipating a range of about $5 million to $7 million a quarter. The fourth -- first quarter is expected to be a little bit higher that range, mainly due to support of the full launch of our hip system, some trade show timing and some capital expenditures to support kind of the iTotal Identity full market release. And then we'd expect it to kind of come back down from the first quarter. Again, there's a timing element in there, but that's kind of directionally where we're thinking from a cash burn standpoint.

Operator
Our next question comes from the line of Ryan Zimmerman with BTIG.

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - Director & Medical Technology Analyst
So just a housekeeping question. Is there a press release associated with the core items to see it on the website or in like facts set or any of those third-party aggregators. Is there a full credentials coming out?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
They absolutely is. I am looking at in front of me. And Bob is going to walk out of the room right now and go ask our friend, he is going to ask people where it at, should have went out.

Robert S Howe Conformis, Inc. - CFO & Treasurer

I think I'm not crazy. I asked a few people, okay.

Mark A. Augusti Conformis, Inc. - CEO, President & Director
He doesn't know, that fine.

Robert S Howe Conformis, Inc. - CFO & Treasurer
Okay.

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Now unfortunately, Bob (inaudible) first call and all of this in the press release isn't out.

Robert S Howe Conformis, Inc. - CFO & Treasurer
Sorry about that, Ryan?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
No, we have one, absolutely right. And it will...

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - Director & Medical Technology Analyst
Okay, yes. We're waiting on it with baited breath, guys.

Robert S Howe Conformis, Inc. - CFO & Treasurer
It's queued up and ready and out.

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - Director & Medical Technology Analyst
And then -- all right, perfect. So let me ask a real question now. Maybe just talk a little bit about the milestones associated with the Stryker transaction. You got through the first one. And there's certainly, I think, around $10 million or $15 million, maybe a little more associated with the deal. So what are the milestones you need to achieve to get the rest of that capital or rest of those dollars, and if you could just kind of talk through that for a second, then I have a follow-up.

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes. Unfortunately, we're not going to really be in the business of predicting that because we've got a very important partner that we kind of stay aligned with, I think, from a -- as we hit stuff, it becomes material to us. So there's a -- and we want to disclose it. So we do, but I'm not going to get into, unfortunately, at this point. There are some things, maybe, as I said, as we go down the road as we might be able to give you some more color. But we we've done pretty much in disclosing stuff in the 8-K and in the filings. And you're right, it is a significant source of financing for us, meaningful. I think the main thing I can leave you with is we feel really good about the status of the partnership, and we feel really good about the status of the program, the trajectory of the program, the things we're working on. So if I didn't feel that way, obviously, I'd be talking differently about it. So I can't really give you a lot more color, at least at this time in the year on that. Okay, Ryan?

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - Director & Medical Technology Analyst
Fair. So let me ask about OUS. It was a little bit better than you've seen in a long time, right? Starting to turn the corner, you said you add some new countries. So just help us understand kind of in your guidance for the year, what's contemplated internationally it sounds like you're moving in a few new countries, how much should we think about international revenue for the rest of the year? Or maybe what the right run rate is as we think about international?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes. So fair point, I mean, it's been a long slog, right, since I've been here with some of that stuff, and it's taken some time, but we finally turn the corner, as you said, slightly. And that's good for us. I think in our plan for the year, we expect to continue to build on that momentum through the quarters coming. I don't think we're ready to sort of provide a lot of guidance around that. But you can expect that I was thinking around it, probably getting back to kind of mid- to high single-digit sort of growth. Through the quarters as we go, if we think about phasing.

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - Director & Medical Technology Analyst
Okay. And then just last one for me, and I'll hop back in queue. Talked about the sales force a little bit. You have some new leadership in place. What's the status of your sales force today or the distribution partners that you are using? I mean, they have now a full recon product line to go for? Maybe just kind of help us understand kind of where you're at, and what you feel you need to continue to build on from a distribution standpoint?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes, I'll comment on that. I think that's a great question. I mean, for the first time now, we've got all the levers to pull. I've got -- and the team here, we've got a hip offering, fully launched to -- and granted, again, set expectations with the corail-type stem. I mean, we don't have revision, all this stuff, but it's a very good primary hip offering, and we're very pleased with the way we're offering that and what we have to offer. And we just haven't had that. So it's nice to finally be a hip and knee company. You combine that with the shareholder plan that was approved by shareholders, the sales equity incentive plan. And then you combine that with a great leader like Eric, now we've got the pieces of the puzzle. To, frankly, go after a different level of talent and fill out some areas where, frankly, we haven't been able to do. And it doesn't happen overnight, as you might imagine. But I'm pleased because, as I said, we're not disclosing how many, but we did more than one of our first sales grants and in competitive teams that have come over or people with experience that maybe -- had been on the sideline for a while, and we've got a number of others in the pipeline. And I'm really pleased to see the energy around that. So sales talent additions, sales distribution growth is a key lever for us. But most importantly, we think it's about the quality of those people now. And the excitement around that. So more to come, we'll continue to talk through that, but that clearly is a big part of our commercial strategy that complements our product portfolio strategy, okay?

Operator
Our next question comes from the line of Stephen Lichtman with Oppenheimer & Company.

Steven Michael Lichtman Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst
Mark, I was wondering if you could put any numbers around the training program for surgeons on hips, how many would you hope to train this year. And so far, about what percent of the surgeons trained are new to Conformis?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
That's a really insightful question, and it's something that I expected that I would get asked. And it pains me to demur to answer at this point. But -- and I'm being serious, we have -- I think I gave a number in the past where I've said roughly in the limited release, about 20% of the surgeons were non-knee users that came in from us. And it's a little early to report on that because we're literally, what, it's March, we're only 2 months in, and don't forget we have a lead time. So I've got to have some time to analyze and see how things are going to shake out on that field. But I wouldn't see any reason why we couldn't do that or better. We certainly have our good surgeon relationships we'll go after. But there's no doubt that we are getting new surgeons as well. And I see that all day long. So that's why the hip is a very important growth opportunity for us. And that's why I talk about this range of expectations is what we see. We've had a number of classes in the first quarter, which is one of the reasons why we'll see a little bit of an expense bubble in the first quarter. I mean, it's not huge, but it's important we talk about it. And we wanted to do that. We want to front-load some of that training, so we could have the largest impact for the full year. But again, we've never reported on a number of trained surgeons who are in the knee. And I think it's a little early for us to think about doing that on the hip, okay?

Steven Michael Lichtman Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst
Okay, fair enough. And then shifting to international, obviously, as you mentioned, Germany still remains a challenge, offset by some of the new countries, but within Germany, can you characterize where we're at with respect to the state of your business? I mean, sequentially, is it stable? Or is it still going down? Any color on that front?

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes. I'm just trying to see -- let me just -- let me think through here because I mean, we don't give Germany directly. But I would character it more as sort of stable than not, I mean, it's tough to say. We've bottomed out. And again, I want to -- this spare is probably worth repeating. There's no like anniversarying out of this because this is not like a onetime change. The way it was with the onetime reimbursement cut, if you will, that happened in our iUni. This continues to be continued pressure on medical necessity. And as it rolls out as different states interpret it differently and whatnot, it's a bit of a challenge there for us. So I think it's more or less stable, but it's really about the new countries that we add and new distribution that we put in. So I'm not in our plan, to be clear, our plan sort of has Germany being sort of stablish, and the growth is coming from other countries and adding new revenue streams.

Steven Michael Lichtman Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst
Got it. Okay, great. And then lastly, just on the knee business. Obviously, Press Fit has been a missing piece for you guys so far. Can you talk a little bit more about what Identity is going to do for you on the core knee business and how it can potentially reaccelerate that business in the interim as you await Press Fit.

Mark A. Augusti Conformis, Inc. - CEO, President & Director
Yes. So again, I'm very excited about Identity. I mean, the first number of users, the feedback has been fantastic. We've got our core physicians calling us and wanting it because it's a couple little things. First off, it's new instruments that are upgraded and nicer than the additional -- I mean, I'm talking about reusable instruments. But on top of that, our patient-specific cutting guides, the jigs, have the -- a metal block that snaps in. So now the tactile feel for pinning the guides through metal instead of plastic for the [saw blade] from metal instead of plastic is a big deal. There is the tibia extension, so we can do high BMI patients. Also on for CR surgeons now. They can request and get a one piece poly versus two piece and for some surgeons they like that. And so we can do that. We also -- in rolling this out, we rolled out flexibility, where surgeons can now custom tailor their poly ordering. So based on their own preferences, they can decide what polys will come shipped to them on a customized basis, which they really like. And it sets us up for cement-less because the cement-less platform will be the Identity platform. And I'm pleased to say, again, as I said in my prepared comments, we've had a couple of validations lab as most recently within the last two weeks, and this has happened to me sort of ever -- two of the surgeons that were involved in lab, and there were only four in the lab that did the cadaver work, texted to me right away, home run, this thing is going to be awesome type thing. They're very excited about our cement-less offering. So we still have work to do. We still have to do the manufacturing work and do some of the validations and readiness to get that thing to launch. But my best information right now says it's midyear, maybe a little bit kind of to mid-third quarter, but that's going to add and be an important part to our product portfolio, obviously.

Operator
Thank you. This concludes today's question-and-answer session. I would now like to turn the call back to Mark Augusti for closing remarks.

Mark A. Augusti Conformis, Inc. - CEO, President & Director
All right. So thank you for those who are still on. We tracked down the press release. Apparently, the press release service was having a formatting or an operational issue. Our people are on it, and they're trying to get it to go out and I can expect that it will go out in short order. And then we'll go from there. But we definitely have one, and it should get posted shortly. Thank you, operator.

Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.